Exhibit 10.1

License and Technology

Transfer Agreement

Inventor:	Professor: S.H. Hsu
Licensee:	UAN POWER Co., Ltd.

Technology Transfer Agreement

Parties to Agreement:

Professor: S.H. Hsu	(hereinafter “Party A”)

UAN POWER Co., Ltd.	(hereinafter “Party B”)

WHEREAS, Party A has developed, invented, and/or made the practical technology of TRIOP.

WHEREAS, Party A desire to grant and transfer the TRIOP technology to Party B to implement such technology in the territories as defined below.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Parties hereby agree as follows:

Article 1: Technology;

1.1	This technology is developed and invented by Party A in the course of the execution of a research project (hereinafter “___ TRIOP ____”)

Article 2: Construction and Definitions

2.1	“Technology” means: TRlOP hatching/breeding/mass production

2.2	“Licensed Area” means Taiwan, Mainland China, United States, Japan, Korea, and the others that Party B registered in future.

2.3	“Effective Date” means _the date that this contract has been signed.

2.4	The Technology, which is a process. The licensee is granted to use the Technology and to develop, make, manufacture, use, sell, offer for sale, import for the above purposes and market products which is made, invented, developed, or incorporated by or with Technology in the Licensed Area.

Article 3: Transfer and Implementation of Technology

3.1	Transfer of Technical Information: Party A shall provide information regarding the Technology to Party B within one month from the Effective Date of this Agreement.

Article 4: Obligations and Liabilities

4.1	Instructive Consulting: Party A shall provide Party B with a total 1 year of technical instruction and consultation immediately following the transfer of technical information. Exceeding these time or upon Party B’s request for further detailed consultation services or personnel training regarding the Technology shall incur a technical service fee payable to Party A. The time, location, fee, and method of consultation shall be further negotiated by both Parties.

4.2	CONFLDENTIALITY CLAUSE: Any information related to the Technology and the terms of this Agreement itself will be considered Confidential Information. Both Parties agree to exercise due care in keeping confidential any and all information related to the Technology, including any and all documentation and other physical manifestations or embodiments thereof. Both Parties further agree to not disclose or provide any technical information known or related to this Agreement and shall not disclose, deliver, or make available any Confidential Information to any third party (including affiliates). Any breach of this provision by any contractor, distributor, or agent due to any act by any employee of either Parties or its affiliate for any reason attributable to both Parties shall be deemed a material breach of this confidentiality clause by each other.

Article 5: Payment Terms for Technology Transfer Fee

5.1	Technology Transfer Fee: A total amount of 100,000 US Dollars shall be paid by Party B in full within fifteen days from the Effective Date of this Agreement. This amount is nonrefundable and will not be returned to Party B in the event of expiration or termination of this Agreement.

5.2	Payment Terms: Party B shall make payment to Party A immediately following the Effective Date of this Agreement and within the deadline provided under Sections 1 of this Article in cash or check.

5.3	If payment is not completed within 30 days from the Due Date, Party B shall return all vouchers and technical information to Party A and cooperate with Party A’s accounting procedures.

Article 6: Attribution Intellectual Property Right and Infringement Liability

6.1	All intellectual property rights that relate to the manufacture, production, assembly, use or sale of Technology and any products derived thereof are vested solely in Party A. Subject to the terms and conditions of this Agreement, Party B is granted an exclusive license. Party A is not entitled to enter into another technology license and transfer agreement with any third parties.

Article 7: No Warranty Clause

7.1	Party A guarantees that they will make their best efforts to assist Party B in use of the Technology. Save as provided above, Party A gives no warranty, express or implied, and makes no representation that (i) the Technology will be of satisfactory quality, suitable for any particular purpose or for any particular use under specified conditions, notwithstanding that such purpose, use, or conditions may be known to Party A; or (ii) that the Technology will operate error free or without interruption or that any errors will be corrected; or (iii) that the material published in the Technology is either complete or accurate. Furthermore, no warranties are given for the patentability, fitness for particular purpose, or merchantability of the Technology.

Article 8: Breach of Contract

8.1	Party B’s failure to pay license fee within the deadline provided under Article 5 hereof shall incur a delay penalty fee in the amount of 0.5% of the total amount per day. If the payment is delayed for more than one month, Party A and Party B may terminate this Agreement herewith.

Article 9: Validity Period of Agreement

9.1	This Agreement shall become effective on the dale of payment received by Party A. Each extended license period and license condition shall be subject to further negotiation.

Governing Law and Court of Jurisdiction

This Agreement shall be construed in accordance with and governed by the laws of the Republic of China (Taiwan).

The both parties agree that any controversy or dispute arising in connection with this Agreement shall first be resolved under the principle of good faith.

All controversies or disputes arising in connection with this Agreement or its validity or any agreement provided herein which cannot be resolved by mutual agreement of the Parties shall be submitted for arbitration in Taipei upon Party A’s consent for resolution in accordance with the Arbitration Act of the Republic of China. In case of any litigation, the Taipei District Court will serve as the first instance court of jurisdiction.

Copies of Agreement

This Agreement is made in two original copies, with both Parties retaining one copy in each.

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Parties to Agreement

Party A:

Representative: S.H. Hsu I.D.:F223859867

Address: 4F., No.353, .Jinmen St., Banqiao Dist. New Taipei City 220, Taiwan

/s/ S. H. Hsu	September 14, 2011
(signature)	(date)

Party B: UANPOWER CO., LTD.

Representative: Huang Wen-Cheng

Address: No.1, Aly. 5, Ln. 305, Sec. 1, Xinnan Rd., Luzhu Township. Taoyuan County 338, Taiwan

/s/ Huang Wen-Cheng	September 14, 2011
(signature)	(date)